Exhibit (k)(10)
EXECUTION COPY

PURCHASE AND SALE AGREEMENT
by and between
PATRIOT CAPITAL FUNDING LLC I,
as the Buyer
and
PATRIOT CAPITAL FUNDING, INC.,
as the Seller
Dated as of July 27, 2005

i

ii

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), is dated as of July 27, 2005, by and between PATRIOT CAPITAL FUNDING, INC., a Delaware corporation, as the seller (together with its successors and assigns in such capacity, the “Seller”), and PATRIOT CAPITAL FUNDING LLC I, a Delaware limited liability company, as the buyer (together with its successors and assigns in such capacity the “Buyer”).
WITNESSETH:
     WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer certain loans originated or purchased by the Seller in its normal course of business, together with, among other things, the related rights of payment thereunder and the interest of the Seller in the related property and other interests securing the payments to be made under such loans.
     NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
GENERAL
     Section 1.1 Certain Defined Terms.
     (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Loan Funding Agreement (as defined below).
     (b) As used in this Agreement and its exhibits and schedules, unless the context requires a different meaning, the following terms shall have the following meanings:
     “Agreement”: Defined in the Preamble.
     “Buyer”: Defined in the Preamble.
     “Indemnified Amounts”: Defined in Section 10.18(a).
     “Indemnified Party”: Defined in Section 10.18(a).
     “Ineligible Loan”: Defined in Section 7.1.
     “Loan Funding Agreement”: The Loan Funding and Servicing Agreement, dated as of July 27, 2005, by and among Patriot Capital Funding LLC I, as the borrower, Patriot Capital Funding, Inc., as the servicer, Fairway Finance Company, LLC, as the conduit lender, Harris Nesbitt Corp, as the agent, and Wells Fargo Bank, National Association, as the backup servicer and the trustee, as such agreement may be amended, modified, supplemented, waived or restated from time to time.
     “Notice of Sale”: A written notice, in the form of Exhibit B, to be used for each transfer hereunder.
     “Obligor Account”: Defined in Section 6.1(c).
     “Purchase”: Any transfer made hereunder pursuant to Section 2.1.
     “Purchase Date”: Any Business Day on which any Purchased Asset is acquired by the Buyer pursuant to the terms of this Agreement, including any Substitution Date, as set forth in the related Sales Assignment.
     “Purchase Price”: Defined in Section 3.1.
     “Purchased Assets”: Defined in Section 2.1(a).
     “Purchased Loans”: The Loans listed on Schedule I hereto.
     “Replaced Loan”: Defined in Section 7.2(a).
     “Repurchase Price”: With respect to any Transferred Loan, an amount equal to the Purchase Price originally paid minus all principal collections thereon from the related Purchase Date to the date such Transferred Loan is repurchased pursuant to Section 7.1; provided that such amount shall not be less than the Retransfer Price applicable to such Transferred Loan.
     “Sale Assignment”: Defined in Section 2.2(a).
     “Sale Papers”: Defined in Section 4.1(a).
     “Schedule I”: The schedule of all Purchased Assets that are sold, transferred, assigned and/or contributed by the Seller to the Buyer on a Purchase Date, which schedule as to Purchased Assets identified as of the initial Purchase Date is attached hereto and as to any Purchased Assets identified on any subsequent Purchase Date is supplemented by “Schedule I” attached to the applicable Sale Assignment, and incorporated herein by reference, as such schedule may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Seller”: Defined in the Preamble.
     “Substitute Loan”: Defined in Section 7.2.
     “Substitution Date”: Any date on which the Seller transfers a Substitute Loan to the Buyer.
     Section 1.2 Other Terms.
     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. The symbol “$” shall mean the lawful currency of the United States. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
     Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.4 Interpretation.
     In this Agreement and the other Sale Papers, unless a contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Sale Papers;
     (iii) reference to any gender includes each other gender;
     (iv) reference to day or days without further qualification means calendar days;
     (v) unless otherwise stated, reference to any time means New York City time;
     (vi) references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;
     (vii) reference to any agreement (including any of the Sale Papers), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented or restated and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Sale Papers and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
     (viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
     Section 1.5 References.
     All section references (including references to the Preamble), unless otherwise indicated, shall be to Sections (and the Preamble) in this Agreement.
     Section 1.6 Calculations.

     Except as otherwise provided herein, all interest rate and basis point calculations hereunder will be made on the basis of a 360 — day year and the actual days elapsed in the relevant period and will be carried out to at least three decimal places.
ARTICLE II
SALE AND CONVEYANCE
     Section 2.1 Sale.
     (a) Subject to and upon the terms and conditions set forth herein, on each Purchase Date, the Seller hereby sells, assigns, sets over and otherwise conveys, and the Buyer hereby purchases and takes from the Seller, without recourse except as provided herein, all right, title, and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Seller in and to the property described in clauses (i) through (ix) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, other goods, investment property, letter-of-credit rights, documents, software, supporting obligations, accessions, and all products and proceeds of any of the foregoing, and other property consisting of, arising out of, or related to any of the following property (collectively, but in each case excluding the Retained Interest and Excluded Amounts, the “Purchased Assets”):
     (i) the Loans that are identified by the Seller as of the initial Cut-Off Date, which are listed on Schedule I hereto, and the Loans that are listed on Schedule I to any Sale Assignment, and all monies due or to become due in payment of such Loans on and after the related Cut-Off Date, including but not limited to all Collections and all obligations owed to the Seller in connection with such Loans;
     (ii) any Related Property securing or purporting to secure such Loans (to the extent the Seller, other than solely in its capacity as collateral agent under any loan agreement with an Obligor has been granted a Lien thereon) including the related security interest granted by the Obligor under such Loans, all proceeds from any sale or other disposition of such Related Property;
     (iii) all security interests, Liens, guaranties, warranties, letters of credit, accounts, securities accounts, deposit accounts or other bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of such Loans, together with all UCC financing statements or similar filings relating thereto;
     (iv) all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Seller, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Seller against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Loan Documents;
     (v) all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Seller under such Loans (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Cut-Off Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related Obligor or the related Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;
     (vi) all Insurance Policies;
     (vii) the Loan Documents with respect to such Loans; and
     (viii) the Collection Account, the Reserve Account, and, to the extent that amounts on deposit therein or credited thereto relate to the Loans, the Concentration Account, together with all funds held in or credited to such accounts, and all certificates and instruments, if any, from time to time representing or evidencing each of the foregoing or such funds.
     (b) The Seller and the Buyer acknowledge that the representations and warranties of the Seller in Section 4.1 and 4.2 will run to and be for the benefit of the Agent and the Trustee on behalf of the Secured Parties, and the Agent and the Trustee on behalf of the Secured Parties may enforce, directly without joinder of the Buyer, the repurchase obligations of the Seller with respect to breaches of such representations and warranties as set forth herein.
     (c) The sale, transfer, assignment, set — over and conveyance of the Purchased Assets by the Seller to the Buyer pursuant to this Agreement does not constitute and is not intended to result in a creation or an assumption by the Buyer, the Trustee, the Agent or the Secured Parties of any obligation of the Seller in connection with the Purchased Assets, or any agreement or instrument relating thereto, including, without limitation, (i) any obligation to any Obligor, if any, not financed by, or with an unfunded commitment from, the Seller, (ii) any taxes, fees, or other charges imposed by any Governmental Authority and (iii) any insurance premiums that remain owing with respect to any Loan at the time such Loan is sold hereunder. Without limiting the foregoing, the Buyer does not assume any obligation to purchase any additional notes or loans under agreements governing the Purchased Assets.
     (d) The Seller and the Buyer intend and agree that (i) the transfer of the Purchased Assets from the Seller to the Buyer is intended to be a sale, conveyance and transfer of ownership of the Purchased Assets rather than the mere granting of a security interest to secure a borrowing and (ii) such Purchased Assets shall not be part of the Seller’s estate upon the occurrence of an Insolvency Event or in the event of any other action by or against such Person under any Insolvency Law. In the event, however, that notwithstanding such intent and agreement, such transfers are deemed to be a grant of a mere security interest to secure indebtedness, the Seller shall be deemed to have granted (and hereby does grant) to the Buyer a perfected first priority security interest in such Purchased Assets, and this Agreement shall constitute a security agreement under Applicable Law, securing the repayment of the Purchase Price paid hereunder, and subject to the other terms and conditions of, this Agreement together with such other obligations or interests as may arise hereunder and thereunder in favor of the parties hereto and thereto.
     (e) If such transfer of the Purchased Assets is deemed to be the mere granting of a security interest to secure a borrowing, the Buyer may, to secure the Buyer’s obligations under the Loan Funding Agreement, repledge and reassign (i) all or a portion of the Purchased Assets pledged to the Buyer by the Seller and with respect to which the Buyer has not released its security interest at the time of such pledge and assignment, and (ii) all proceeds thereof. Such repledge and reassignment may be made by the Buyer with or without a repledge and reassignment by the Buyer of its rights under any agreement with the Seller, and without further notice to or acknowledgment from the Seller. The Seller waives, to the extent permitted by Applicable Law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Buyer or any assignee of the Buyer relating to such action by the Buyer in connection with the transactions contemplated by this Agreement and the Transaction Documents.
     (f) In connection with the sale of any Purchased Assets, the Seller agrees (i) to record and file, at its own expense, any financing statements, assignments of financing statements (and continuation statements with respect to such financing statements when applicable) and Assignments of Mortgage, as the case may be, with respect to the Purchased Assets, meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary to evidence the sale of the Purchased Assets and to perfect, and maintain the perfection of, the transfer of the Purchased Assets from the Seller to the Buyer on and after the applicable Purchase Date, (ii) that such financing statements, assignments of financing statements and Assignments of Mortgage, as the case may be, shall name the Seller, as seller/debtor/assignor, and the Buyer, as purchaser/secured party/assignee, of the Purchased Assets and (iii) to deliver a file-stamped copy of such financing statements or other evidence of such filings (excluding continuation statements, which shall be delivered as filed).
     Section 2.2 Assignments, Etc.
     (a) Sale Assignment. The Seller shall on or prior to each Purchase Date, with respect to the Purchased Assets to be sold, assigned and conveyed on such date, execute and deliver to the Buyer a written assignment (the “Sale Assignment”) from Seller to the Buyer substantially in the form of Exhibit A hereto. The failure of the Seller to execute and deliver a Sale Assignment shall not limit or otherwise affect the validity and enforceability of the sale, assignment and conveyance of the Purchased Assets or the status of such sale, assignment and conveyance as an absolute sale of the Loans and other Purchased Assets. From and after such Purchase Date, such Purchased Assets shall be deemed to be part of the Purchased Assets hereunder.

     (b) Covenants of the Seller In Connection With Additions. On or before any Purchase Date with respect to any Loans and other Purchased Assets acquired by the Buyer, the Seller shall:
     (i) clearly indicate in its files that such Loans and other Purchased Assets have been sold to the Buyer and deliver to the Buyer a list that the Seller shall represent to contain a true and complete list of such Loans and the Purchased Assets, identified by account number, which computer file or microfiche list shall be as of such date incorporated into and made a part of the Loan List attached as Schedule I of this Agreement; and
     (ii) provide the Buyer with an Officer’s Certificate certifying as follows: (A) each such Loan was, as of the related Purchase Date, an Eligible Loan, (B) no selection procedures believed by the Seller to be adverse to the interest of the Buyer were utilized in selecting such Loans from the available Eligible Loans in the Seller’s portfolio, (C) such Loans and other Purchased Assets and all proceeds thereof will be conveyed to the Buyer free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates, and (D) as of the related Purchase Date, (x) no Insolvency Event with respect to the Seller has occurred, and (y) the sale of such Loans and other Purchased Assets to the Buyer has not been made in contemplation of the occurrence of any Insolvency Event with respect to the Seller.
ARTICLE III
PURCHASE PRICE AND PAYMENT; MONTHLY REPORT
     Section 3.1 Purchase Price.
     The purchase price for each Purchased Asset sold to the Buyer by the Seller under this Agreement (the “Purchase Price”) shall be a dollar amount equal to the Fair Market Value of such Loan.
     Section 3.2 Payment of Purchase Price.
     (a) The Purchase Price shall be paid by the Buyer on each related Purchase Date either (i) in immediately available funds or (ii) if the Buyer does not have sufficient funds to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer; provided, that in no event shall the portion of the Purchase Price paid in immediately available funds be less than the amount of the Advance (or portion thereof) relating to such Loan under the Loan Funding Agreement.
     (b) Unless otherwise specified herein, all payments of the Purchase Price of any Purchased Asset sold hereunder shall be made not later than 2:00 p.m. (New York City time) on the date specified therefor in lawful money of the United States in same day funds by depositing such amounts in the bank account designated in writing by the Seller to the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Seller’s Representations and Warranties.
     The Seller hereby represents and warrants to the Buyer, as of the Closing Date and each Purchase Date, that:
     (a) Organization and Good Standing; Power and Authority. The Seller is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted and to execute, deliver and perform its obligations under this Agreement and each other document or instrument to be delivered by the Seller hereunder (collectively, the “Sale Papers”).
     (b) Due Qualification. The Seller is duly qualified to do business and is in good standing in the jurisdiction of its formation, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on its ability to perform its obligations hereunder or under the Sale Papers.
     (c) Valid Sale. This Agreement and each Sale Assignment shall effect a valid sale, transfer and assignment of the Purchased Assets from the Seller to the Buyer, enforceable against the Seller in accordance with their terms.
     (d) Due Authorization. The execution and delivery of this Agreement and each of the Sale Papers, and the consummation of the transactions provided for herein and therein have been duly authorized by the Seller by all necessary corporate action on the part of the Seller.
     (e) No Conflict. The execution and delivery of this Agreement and each of the Sale Papers, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under the Seller’s organizational documents or any Contractual Obligation of the Seller.
     (f) No Violation. The execution and delivery of this Agreement and each of the Sale Papers, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof (including, without limitation, the sale of Purchased Assets by the Seller or remittance of Collections in accordance with the provisions of this Agreement), will not conflict with or violate any requirements of laws applicable to the Seller.
     (g) No Proceedings. Except as previously disclosed to the Agent in writing, there are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any of the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Sale Papers, or (iii) seeking any determination or ruling that could reasonably be expected to be adversely determined, and if adversely determined, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or any of the Sale Papers.

     (h) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery of this Agreement and the Sale Papers, the performance of the transactions contemplated by this Agreement and the Sale Papers and the fulfillment of or terms hereof and thereof, have been obtained.
     (i) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” law by the Seller.
     (j) Solvency. The transactions contemplated under this Agreement and the Sale Papers do not and will not render the Seller insolvent.
     (k) Selection Procedures. No selection procedures believed by the Seller to be adverse to the interests of the Buyer were utilized by the Seller in selecting the Loans to be sold, assigned, transferred, set-over and otherwise conveyed hereunder.
     (l) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of tax due the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Seller); no tax lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.
     (m) Agreements Enforceable. This Agreement and each of the Sale Papers to which the Seller is a party constitute the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (n) Reports Accurate. All reports, information, exhibits, financial statements, documents, books, records or reports, whether written, verbal or electronic, furnished by the Seller to the Buyer in connection with this Agreement are and were accurate, true and correct in all material respects as of the date they are or were dated or as of the date so furnished, and no such document contains or contained any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (o) Location of Offices. The Seller’s name is “Patriot Capital Funding, Inc.” and its location (within the meaning of Article 9 of the UCC) is the State of Delaware. The Seller has not changed its name, identity, structure, existence or state of formation, whether by amendment of its certificate of incorporation, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the UCC) within the four months preceding the Closing Date.

     (p) Tradenames. Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.
     (q) Purchase Agreement. This Agreement (together with the related Sale Assignments) is the only agreement pursuant to which the Seller sells Purchased Assets (other than the Hedge Collateral).
     (r) Value Given. The Purchase Price received by the Seller for each Purchased Asset under this Agreement constitutes reasonably equivalent value therefor and the transfer by the Seller thereof to the Buyer was not made for or on account of an antecedent debt owed by the Seller to the Buyer, and such transfer was not and is not voidable or subject to avoidance under any section of the Bankruptcy Code.
(s) [Reserved].
     (t) Separate Entity. The Seller is operated as an entity with assets and liabilities distinct from those of the Buyer, and the Seller hereby acknowledges that the Agent and the Investors under the Loan Funding Agreement are entering into the transactions contemplated by the Loan Funding Agreement in reliance upon the Seller’s identity as a separate legal entity from the Buyer.
     (u) Marking of Files. The Seller will have, at its own expense, prior to the close of business on the Closing Date, (i) indicated in its Computer Records that ownership of the Loans transferred by it to the Buyer and identified on the Loan List have been sold to the Buyer and (ii) cause to be affixed to the original of each Underlying Note and a copy of each loan agreement the following legend:
This loan agreement/note is subject to a security interest granted to Harris Nesbitt Corp., as Agent on behalf of the Secured Parties. UCC — 1 Financing Statements covering this loan agreement/note have been filed with the Secretary of State of the State of Delaware. Such Lien will be released only in connection with appropriate filings in such offices. Consequently, potential purchasers of this loan agreement/note must refer to such filings to determine whether such Lien has been released.
     (v) Security Interest.
     (i) In the event that this Agreement and each Sale Assignment is determined not to constitute a valid sale, transfer and assignment of the Purchased Assets from the Seller to the Buyer as contemplated by Section 4.1(c), this Agreement creates, and the Seller has granted hereunder, a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Purchased Assets in favor of the Buyer, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;
     (ii) the Loans, along with the related Loan Files, constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” or “chattel paper,” within the meaning of the applicable UCC;

     (iii) the Seller is the lawful owner of and has good and marketable title to the Purchased Assets free and clear of any Lien of any Person (other than Permitted Liens);
     (iv) the Seller has received all consents and approvals required by the terms of the Purchased Assets to the grant of a security interest in the Purchased Assets hereunder to the Buyer;
     (v) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in such Purchased Assets granted to the Buyer;
     (vi) other than the security interest granted to the Buyer pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Purchased Assets;
     (vii) the Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering such Purchased Assets other than any financing statement (A) relating to the security interest granted to the Buyer under this Agreement, or (B) that has been terminated and/or fully and validly assigned to the Trustee on behalf of the Secured Parties on or prior to the date hereof;
     (viii) the Seller is not aware of the filing of any judgment or tax Lien filings against the Seller;
     (ix) other than in the case of Pre-Positioned Loans (and subject to Sections 4.1(v)(x) and 6.2(a) in the case of Pre-Positioned Loans), all original executed copies of each Underlying Note that constitute or evidence any Loans included in the Purchased Assets have been delivered to the Trustee;
     (x) the Seller has received a written acknowledgment from the Trustee that the Trustee or its bailee is holding the Underlying Notes that constitute or evidence the Loans included in the Purchased Assets solely on behalf of and for the benefit of the Buyer or its assignees; provided, however, notwithstanding the foregoing, with respect to any Pre-Positioned Loan to be funded with the proceeds of the Purchase Price, the Borrower shall have received a written acknowledgment from the Trustee (A) that the Trustee has received a faxed copy of the Underlying Note and (B) within two Business Days after such Purchase Date, that the Trustee or its bailee is holding the Underlying Note that constitute or evidence the Loans included in the Purchased Assets solely on behalf of the Buyer or its assignees; and
     (xi) none of the Underlying Notes that constitute or evidence the Loans has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Seller and the Buyer.
     (w) ERISA. The Seller is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

     (x) No Broker. No broker or finder acting on behalf of the Seller was employed or utilized in connection with this Agreement or the other Sale Papers or the transactions contemplated hereby or thereby and the Seller has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     (y) An Investment Company. The Seller is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the 1940 Act and qualifies as a “registered investment company” for purposes of the Code.
     (z) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct.
     (aa) Government Regulations. The Seller is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Seller owns no Margin Stock, and no portion of the proceeds of any Purchase hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Seller will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
     (bb) [Reserved].
     (cc) Environmental. At the time of origination of any Loan where real property that is material to the operations of the related business serves as the Related Property for such Loan, the related mortgaged property was free of contamination from toxic substances or hazardous wastes requiring action under Applicable Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and, as of the related Cut-Off Date of such Loan, the Seller has no knowledge of any such contamination from toxic substances or hazardous waste material on any such real property unless such items are below action levels.
     (dd) Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change with respect to the Seller.
     (ee) USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an OFAC list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

     The representations and warranties in Section 4.1 shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.
     The representations and warranties set forth in this Section 4.1 shall survive the sale, transfer and assignment of the Purchased Assets to the Buyer. Upon discovery by the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other immediately upon obtaining knowledge of such breach.
     Section 4.2 Seller’s Representations and Warranties Regarding the Agreement and the Loans.
     The Seller hereby represents and warrants to the Buyer, as of each Purchase Date that:
     (a) Eligibility of Loans. As of each Purchase Date, (i) the Loan List delivered in connection therewith is an accurate and complete listing in all material respects of all the Loans and the other Purchased Assets transferred hereunder as of such date and the information contained therein with respect to the identity of such Loans and the other Purchased Assets and the amounts owing thereunder is true and correct in all material respects as of such date, (ii) each such Loan is an Eligible Loan, (iii) each such Loan and the Seller’s interest in the Related Property and other related Purchased Assets is free and clear of any Lien (other than Permitted Liens) and in compliance, in all material respects, with all Applicable Law and (iv) with respect to each such Loan and other related Purchased Assets, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the transfer of such Loan and the Related Property and other related Purchased Assets to the Buyer have been duly obtained, effected or given and are in full force and effect.
     (b) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Seller or to the best of the Seller’s knowledge, on the part of the Obligor.
     (c) Representations; Covenants and Notice of Breach. The representations and warranties set forth in Sections 4.1 and 4.2 shall be true and correct and the covenants set forth in Article VI to be performed shall have been performed, in each case as of each Purchase Date and, further, shall survive the transfer and assignment of the respective Loans, Related Property and other related Purchased Assets, or interests therein, to the Buyer. Upon discovery by an officer of either the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give written notice thereof to the other immediately upon obtaining knowledge of such breach.
     Section 4.3 Representations and Warranties of the Buyer.
     The Buyer hereby represents and warrants to the Seller, as of the Closing Date and each Purchase Date, that:
     (a) Organization and Good Standing. The Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware, and has full company or other power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and each of the Sale Papers.
     (b) Due Qualification. The Buyer is duly qualified to do business and is in good standing in the jurisdiction of its formation, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on its ability to perform its obligations hereunder or under the Sale Papers.
     (c) Due Authorization. The execution and delivery of this Agreement and each of the Sale Papers and the consummation of the transactions provided for herein or therein have been duly authorized by the Buyer by all necessary company or other action on the part of the Buyer.
     (d) Agreement Enforceable. This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (e) No Conflicts. The execution and delivery of this Agreement and each of the Sale Papers, the performance of the transactions contemplated hereby or thereby and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, loan, agreement, mortgage, deed of trust, or other instrument to which the Buyer is a party or by which it or any of its property is bound.
     (f) No Violation. The execution and delivery of this Agreement and each of the Sale Papers, the performance of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof (including, without limitation, the purchase of Purchased Assets by the Buyer in accordance with the provisions of this Agreement) will not conflict with or violate, in any material respect, any requirements of law applicable to the Buyer.
     (g) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any of the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Sale Papers, or (iii) seeking any determination or ruling that could reasonably be expected to be adversely determined, and if adversely determined, would materially and adversely affect the performance by the Buyer of its obligations under this Agreement or any of the Sale Papers.
     (h) Separate Entity. The Buyer is operated as an entity with assets and liabilities distinct from those of the Seller and any Affiliates thereof, and the Buyer hereby acknowledges that the Agent and the Conduit Lender under the Loan Funding Agreement are entering into the transactions contemplated by the Loan Funding Agreement in reliance upon the Buyer’s identity as a separate legal entity from the Seller and from each Affiliate of the Seller.

     (i) Special Purpose Entity. The operating agreement of the Buyer is in the form attached as Exhibit C to the Loan Funding Agreement.
ARTICLE V
PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS
     Section 5.1 Custody of Loans.
     The contents of each Loan File shall be held in the custody of the Trustee under the terms of the Loan Funding Agreement for the benefit of the Secured Parties.
     Section 5.2 Filing.
     On or prior to the Closing Date, the Seller shall cause the UCC financing statement(s) referred to in Section 2.1(f) hereof to be filed.
     Section 5.3 Name Change or Relocation.
     (a) During the term of this Agreement, the Seller shall not change its name, identity, structure, existence or location (as defined in Article 9 of the UCC) without first giving at least 30 days’ prior written notice to the Buyer, the Agent and the Trustee.
     (b) If any change in the Seller’s name, identity, structure, existence, location (as defined in Article 9 of the UCC) or other action would make any financing or continuation statement or notice of ownership interest or Lien relating to any Purchased Asset seriously misleading within the meaning of applicable provisions of the UCC or any title statute, the Seller, no later than five Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Buyer’s, the Agent’s and the Trustee’s interests in the Purchased Assets and the proceeds thereof.
     Section 5.4 Chief Executive Office.
     During the term of this Agreement, and subject to the other terms and provisions herein relating to changes in location, the Seller will maintain its chief executive office in one of the States of the United States.
     Section 5.5 Costs and Expenses.
     The Seller hereby confirms that the Servicer will pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Buyer’s and the Secured Parties’ right, title and interest in and to the Purchased Assets in accordance with the Loan Funding Agreement (including, without limitation, the security interest in the Related Property related thereto and the security interests provided for in the Loan Funding Agreement).

     Section 5.6 Sale Treatment.
     The Seller shall treat the transfer of Purchased Assets made hereunder for all purposes (other than for federal income tax and financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents.
     Section 5.7 Separateness from Buyer.
     The Seller agrees to take or refrain from taking or engaging in with respect to the Buyer each of the actions or activities specified in the “substantive non-consolidation” opinion of Alston & Bird LLP (including any certificates of the Seller attached thereto), delivered on the Closing Date, upon which the conclusions therein are based.
ARTICLE VI
COVENANTS
     Section 6.1 Seller Covenants.
     The Seller hereby covenants that:
     (a) Preservation of Corporate Existence. The Seller will preserve and maintain its corporate existence, rights, franchises, qualifications and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (b) Security Interests. Except for the transfers hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Loan transferred hereunder or, except for Permitted Liens, on any Related Property or other Purchased Assets, whether now existing or hereafter transferred hereunder, or any interest therein, and Seller will not sell, pledge, assign or suffer to exist any lien on any Purchased Asset. The Seller will immediately notify the Buyer of the existence of any lien on any Loan transferred hereunder or on any Related Property or other Purchased Asset; and the Seller shall defend the right, title and interest of the Buyer in, to and under the Loans transferred hereunder and the Related Property or other Purchased Asset, against all claims of third parties.
     (c) Delivery of Collections. Consistent with the Buyer’s ownership of the Purchased Assets, in the event the Seller shall receive any Collections in respect of any Purchased Assets after the Purchase Date therefore, the Seller agrees to promptly pay to the Buyer, or an account designated by the Buyer, (but in no event later than two Business Days after receipt) such Collections. Further, on or before the related Purchase Date for any Purchased Asset, the Seller shall instruct all banks or financial institutions to which Collections received from the related Obligor are directed to (i) change the name on all accounts at such banks or financial institutions in which such Collections are deposited (each an “Obligor Account”) to the name of the Buyer, to the extent any such account is in the name of the Seller or any Affiliate of the Seller (other than the Buyer) such that such Obligor Account shall be in the name of the Buyer and shall be a segregated account and the funds deposited therein shall not be commingled with other funds of the Buyer, Seller or any Affiliate thereof and (ii) Buyer shall notify each such bank or financial institution and the Concentration Account Bank to transfer all funds on deposit in each Obligor Account to the Concentration Account, by wire transfer in immediately available funds two times on each day on which such bank or financial institution is open for business.
     (d) Compliance with Law. The Seller hereby agrees to comply in all material respects with all requirements of laws applicable to the Seller, the Loans and the Related Property and the related Purchased Assets.
     (e) Activities of the Seller. The Seller shall not engage in any business or activity of any kind with the Buyer, or enter into any transaction or indenture, mortgage, instrument, agreement, loan, lease or other undertaking with the Buyer, which is not directly related to the transactions contemplated and authorized by this Agreement, the other Sale Papers, and the operating agreement of the Buyer.
     (f) Guarantees. The Seller shall not become or remain liable, directly or contingently, in connection with any Indebtedness or other liability of the Buyer, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise, except as contemplated by this Agreement and the other Transaction Documents.
     (g) Merger; Sales. The Seller shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or, subject to Section 10.15 be acquired by any Person, or convey, sell, lease or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.
     (h) ERISA Matters. The Seller will not (a) engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to an Multiemployer Plan that the Seller may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA that represents a material risk of a liability of the Seller under ERISA or the Code.
     Section 6.2 Delivery of Loan Files.
     (a) The Seller shall deliver, on behalf of the Buyer, possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Purchased Asset set forth on a Loan List, including all Underlying Notes, and all portions of the Loan Files to the Trustee on behalf of the Secured Parties prior to the applicable Purchase Dates in each case endorsed in blank without recourse; provided, however, notwithstanding the foregoing, in connection with any Loan to be purchased by the Seller with the proceeds of a Pre-Positioned Loan, the Seller shall (i) have a copy of the executed Underlying Note faxed to the Trustee on the applicable Purchase Date with the original to be received by the Trustee within two Business Days after such Purchase Date and (ii) within ten Business Days of the Purchase Date deliver all other portions of the Loan File to the Trustee in each case endorsed in blank without recourse. Pursuant to Section 5.3 of the Loan Funding Agreement, the Seller is required to deliver such instruments and Loan Files to the Trustee for the benefit of the Secured Parties. Accordingly, the Seller shall deliver possession of all such instruments and Loan Files to the Trustee on behalf of the Buyer and for the benefit of the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 6.2(a). The Seller shall also identify on the Loan List (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Purchased Assets that are not evidenced by such instruments.
     (b) Prior to the occurrence of a Termination Event or Servicer Termination Event, the Trustee shall not record the Assignments of Mortgage delivered pursuant to Section 6.2(a) and the definition of Loan Documents. Upon the occurrence of a Termination Event or a Servicer Termination Event, the Trustee shall cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Purchased Assets except those Purchased Assets covered by the proviso to the definition of Assignment of Mortgage. Each such recording shall be at the expense of the Servicer; provided, however, to the extent the Servicer does not pay such expenses, the Trustee shall be reimbursed pursuant to the provisions of Section 2.8 of the Loan Funding Agreement.
     Section 6.3 Release of Released Amounts.
     Immediately upon the release to the Buyer by the Trustee on behalf of the Secured Parties and the other Secured Parties of the Released Amounts, the Buyer hereby irrevocably agrees to release to the Seller such Released Amounts, which release shall be automatic and shall require no further act by the Buyer; provided, that, the Buyer shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Seller.
ARTICLE VII
REPURCHASE OBLIGATION
     Section 7.1 Repurchase of Ineligible Loans.
     (a) In the event of a breach of any representation or warranty set forth in Section 4.2 with respect to a Loan or other Purchased Asset transferred hereunder (each such Loan, Related Property and other Related Purchased Asset, an “Ineligible Loan”), no later than 30 days after the earlier of (i) knowledge of such breach on the part of the Seller and (ii) receipt by the Seller of written notice thereof given by the Buyer, the Seller shall either (a) repurchase each such Ineligible Loan to which such breach relates on the terms and conditions set forth below, or (b) substitute for such Ineligible Loan a Substitute Loan; provided, however, that no such repurchase shall be required to be made with respect to such Ineligible Loan (and such Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such 30 day period, the representations and warranties in Section 4.2 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had been transferred to the Buyer on such day. Notwithstanding anything contained in this Section 7.1 to the contrary, in the event a of breach of any representation and warranty set forth in Section 4.2 with respect to each Loan, Related Property and other related Purchased Assets having been (A) conveyed to the Buyer free and clear of any Lien of any Person claiming through or under the Seller and its Affiliates and (B) in compliance, in all material respects, with all requirements of laws applicable to the Seller, immediately upon the earlier to occur of the discovery of such breach by the Seller or receipt by the Seller of written notice of such breach given by the Buyer, the Seller shall repurchase and the Buyer shall convey, free and clear of any Lien created pursuant to this Agreement or the Loan Funding Agreement, all of the Buyer’s right, title and interest in such Ineligible Loan, and the Buyer shall, in connection with such conveyance and without further action, be deemed to represent and warrant that it has the corporate authority and has taken all necessary corporate action to accomplish such conveyance, but without any other representation or warranty, express or implied. In the foregoing instances, the Seller shall repurchase each such Ineligible Loan and on and after the date of such repurchase, each Ineligible Loan so repurchased shall not be included in the pool of Purchased Assets. In consideration of any such repurchase the Seller shall, on the date of repurchase of such Ineligible Loan, remit to the Buyer in immediately available funds an amount equal to the Repurchase Price therefor. Upon each repurchase of such Ineligible Loan, the Buyer shall automatically and without further action be deemed to transfer, assign and set-over to the Seller all the right, title and interest of the Buyer in, to and under such Ineligible Loan and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing. The Buyer shall, at the sole expense of the Seller, execute such documents and instruments of transfer as may be prepared by the Seller and take such other actions as shall reasonably be requested by the Seller to effect the transfer of such Ineligible Loan pursuant to this Section 7.1.
     (b) The Seller hereby agrees that (i) if any real property collateral securing any Purchased Asset becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any federal or state environmental laws or regulations or (ii) in the event of a breach of a representation and warranty in Section 4.1(cc), such Purchased Assets shall for all purposes hereunder be, at and following the time of discovery by the Seller, the Buyer, the Agent or any Secured Party of such fact, deemed an Ineligible Loan, and the Seller shall either (1) repurchase such Ineligible Loan or (2) substitute for such Ineligible Loan a Substitute Loan. Such Ineligible Loan shall otherwise be treated in accordance with Section 7.1(a) above and shall be subject to the same remedial and recourse provisions hereunder as other Purchased Assets determined to be Ineligible Loans hereunder.
     (c) In addition, the Seller shall in connection with any substitution undertaken pursuant to this Section 7.1, deliver to the Trustee the related Loan Documents. In connection with any such repurchase or substitution, as applicable, the Buyer, shall, automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created in favor of the Buyer, all of the right, title and interest of the Buyer, in, to and under the Loan being conveyed to the Seller in connection with such repurchase or substitution, but without any representation and warranty of any kind, express or implied.

     Section 7.2 Substitution of Loans.
     On any day prior to the occurrence of a Termination Event (and after the Termination Date at the discretion of the Buyer), the Seller may, subject to the conditions set forth in this Section 7.2 and subject to the other restrictions contained herein, replace any Loan included in the Purchased Assets with one or more Eligible Loans (each, a “Substitute Loan”), provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:
     (a) the Seller has recommended to the Buyer (with a copy to the Agent and the Trustee) in writing that the Loan included in the Purchased Assets to be replaced should be replaced (each a “Replaced Loan”);
     (b) each Substitute Loan is an Eligible Loan on the date of substitution;
     (c) the aggregate Outstanding Loan Balance of such Substitute Loans shall be equal to or greater than the aggregate Outstanding Loan Balance of the Replaced Loans;
     (d) all representations and warranties of the Seller contained in Sections 4.1 and, with respect to the Substitute Loan, 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;
     (e) the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;
     (f) as of any date of determination, the sum of the Outstanding Loan Balances of all Substitute Loans does not exceed 20% of the highest Aggregate Outstanding Loan Balance of any month during the twelve month period immediately preceding such date of determination;
     (g) as of any date of determination, the sum of the Outstanding Loan Balances of all Substitute Loans substituted for Defaulted Loans, Charged-Off Loans and Loans subject to a Warranty Event shall not exceed 10% of the highest Aggregate Outstanding Loan Balance of any month during the twelve month period immediately preceding such date of determination;
     (h) [Reserved].
     (i) [Reserved].
     (j) no adverse selection procedures shall have been employed in the selection of such Substitute Loan from the Seller’s portfolio;
     (k) all actions or additional actions (if any) necessary to perfect the security interest and assignment of such Substitute Loan and related Collateral to the Buyer shall have been taken as of or prior to the Substitution Date;
     (l) the Eligible Risk Rating of the Substitute Loan is equal to or higher than the Replaced Loan;

     (m) the Loan Rate on the Substitute Loan is not less than the Loan Rate on the Loan to be replaced and reconveyed to the Originator in exchange for such Substitute Loan;
     (n) the total interest rate (inclusive of any deferred interest component) of the Substitute Loan is greater than or equal to the total interest rate on the Loan to be replaced and reconveyed to the Originator in exchange for such Substitute Loan; and
     (o) the Seller shall deliver to the Buyer on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.
     In addition, the Seller shall in connection with such substitution deliver to the Trustee the related Loan Documents. In connection with any such substitution, the Buyer, shall, automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created in favor of the Buyer, all of the right, title and interest of the Buyer, in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions to the Buyer’s Obligations Regarding Loans.
     The obligations of the Buyer to purchase Purchased Assets from the Seller on any Purchase Date shall be subject to the satisfaction of the following conditions:
     (a) all representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct in all material respects on and as of such day as though made on and as of such date;
     (b) on and as of such date, the Seller shall have performed all obligations required to be performed by it on or prior to such day pursuant to the provisions of this Agreement;
     (c) no event has occurred and is continuing, or would result from such purchase that constitutes a Termination Event or Unmatured Termination Event;
     (d) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such purchase by the Buyer in accordance with the provisions hereof; and
     (e) all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings, approvals and opinions) relevant to the transactions herein contemplated as the Buyer may reasonably have requested.

ARTICLE IX
TERM AND TERMINATION
     Section 9.1 Termination.
     (a) This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the Collection Date;
     (b) Notwithstanding any provisions contained herein to the contrary, the Seller’s representations, covenants and obligations set forth in Article IV, V, VI, and VII create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV and the provisions of Section 7.1, 7.2 and 7.3, the indemnification and payment provisions of Sections 10.17 and 10.18 and the provisions of Sections 10.5, 10.6, 10.7, 10.9, 10.10, 10.13, 10.15 and 10.16 shall be continuing and shall survive any termination of this Agreement.
ARTICLE X
MISCELLANEOUS PROVISIONS
     Section 10.1 Amendment.
     This Agreement and the rights and obligations of the parties hereunder may not be amended, waived or changed orally, but only by an instrument in writing signed by the Buyer and the Seller and consented to in writing by the Agent. The Buyer shall provide not less than ten Business Days prior written notice of any such amendment to the Agent unless the Agent otherwise consents in writing.
     Section 10.2 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
     Section 10.3 Notices.
     All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, three days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(a)	In the case of notice to the Buyer, to:

Patriot Capital Funding LLC I
c/o Patriot Capital Funding, Inc.
61 Wilton Road, 2nd Floor
Westport, Connecticut 06880
Attention: Compliance Officer
Facsimile No.: (203) 221-8253
Confirmation No.: (203) 227-7778

(b)	In the case of notice to the Seller, to:

Patriot Capital Funding, Inc.
61 Wilton Road, 2nd Floor
Westport, Connecticut 06880
Attention: Compliance Officer
Facsimile No.: (203) 221-8253
Confirmation No.: (203) 227-7778

(c)	In the case of notice to the Agent, to:

Harris Nesbitt Corp.,
as the Agent
115 South LaSalle Street, 13th Floor West
Chicago, IL 60603
Attention: Keith Niebrugge
Facsimile No.: (312) 293-4908
Telephone No.: (312) 461-3134

(d)	In the case of notice to the Trustee, to:

Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Attention: Corporate Trust Services, Asset-Backed Administration
Facsimile No.:(612) 667-3539
     Section 10.4 Severability of Provisions.
     If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the Sale Papers shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and the Sale Papers and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the Sale Papers.
     Section 10.5 Assignment.
     (a) Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 10.5. Simultaneously with the execution and delivery of this Agreement, the Buyer shall hereby assign all of its right, title and interest herein to the Trustee for the benefit of the Secured Parties under the Loan Funding Agreement, as provided in the Loan Funding Agreement, to which assignment the Seller hereby expressly consents. The Seller agrees that the Agent and the Trustee on behalf of the Secured Parties under the Loan Funding Agreement, and the Secured Parties shall be third party beneficiaries hereof. The Agent and the Trustee, on behalf of the Secured Parties under the Loan Funding Agreement, may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder as provided in the Loan Funding Agreement. This Agreement may not be assigned by the Seller except in connection with a merger or consolidation of the Seller with or into, or disposition of the Seller’s properties and assets to, another Person; provided, however, that any such merger, consolidation or disposition shall satisfy the requirements of Section 10.15, and shall be upon not less than ten Business Days’ prior written notice to the Buyer, the Agent and the Trustee unless the Buyer, the Agent and the Trustee otherwise consent in writing.
     (b) The Seller acknowledges that, pursuant to the Loan Funding Agreement, the Buyer shall assign its rights of indemnity granted hereunder to the Agent, the Conduit Lender, the other Secured Parties, the Backup Servicer and the Trustee. Upon such assignment, (i) the Agent, the Conduit Lender, the other Secured Parties, the Backup Servicer and the Trustee as applicable, shall have all rights of the Buyer hereunder and may in turn assign such rights, and (ii) the obligations of the Seller under Section 10.18 shall inure to the Agent, the Conduit Lender, the other Secured Parties, the Backup Servicer and the Trustee. The Seller agrees that, upon such assignment, the Agent, the Conduit Lender, the other Secured Parties, the Backup Servicer and the Trustee or the assignee of any such Person, as applicable, may enforce directly, without joinder of the Buyer, the indemnities set forth in Section 10.18.
     (c) In connection with any permitted assignment of this Agreement by the Seller, the Seller shall deliver to the Buyer, the Agent and the Trustee an Officer’s Certificate that such assignment complies with this Section 10.5, and shall cause such assignee to execute an agreement supplemental hereto, in form and substance satisfactory to the Seller, pursuant to which such assignee shall expressly assume and agree to the performance of every covenant and obligation of the Seller hereunder, to provide for the delivery of an Opinion of Counsel that such supplemental agreement is legal, valid and binding with respect to such assignee, and to take such other actions and execute such other instruments as may reasonably be required to effectuate such assignment.
     Section 10.6 Further Assurances.
     The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement and the Sale Papers, including, without limitation, the execution of any financing statements, continuation statements, termination statements, releases or equivalent documents relating to the Purchased Assets for filing under the provisions of the UCC or other applicable laws of any applicable jurisdiction.
     Section 10.7 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.
     Section 10.8 Counterparts.
     This Agreement may be executed in two or more counterparts including telefax transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 10.9 Binding Effect; Third-Party Beneficiaries.
     Except as otherwise specifically provided herein, the parties hereto hereby manifest their intent that no third party, other than the Agent and each Secured Party shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.
     Section 10.10 Liabilities to Obligors.
     No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Buyer, the Agent and the Secured Parties, under or as a result of this Agreement and the transactions contemplated hereby.
     Section 10.11 Merger and Integration.
     Except as specifically stated otherwise herein, this Agreement, together with the Loan Funding Agreement and the other Transaction Documents, to the extent that a party is a signatory thereto, sets forth the entire understanding of the parties relating to the subject matter hereof, there are no other agreements between the parties for transactions relating to or similar to the transactions contemplated by this Agreement, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
     Section 10.12 Headings.
     The headings of the various Articles and Sections herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     Section 10.13 No Bankruptcy Petition; Disclaimer.
     (a) Each of the Seller and the Buyer covenants and agrees that, prior to the date that is two years and one day after the Collection Date, it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any Insolvency Proceeding under the laws of the United States or any state of the United States. This Section 10.13 will survive the termination of this Agreement.
     The provisions of this Section 10.13 shall be for the third party benefit of those entitled to rely thereon, including the Agent and the Secured Parties, and shall survive the termination of this Agreement.
     Section 10.14 Schedules and Exhibits.
     The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 10.15 Merger or Consolidation of, or Assumption of the Obligations of, the Seller.
     (a) Subject to Section 10.15(b), the Seller will keep in full force and effect its existence, rights and franchises as a Delaware corporation, and the Seller will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and of any of the Loans and to perform its duties under this Agreement.
     (b) The Seller shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) the Buyer and the Agent provide their prior written consent to such transaction and (iii) such Person executes and delivers to the Agent an agreement by which such Person assumes the obligations of the Seller hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent may reasonably request.
     Section 10.16 [Reserved.]
     Section 10.17 Costs, Expenses and Taxes.
     (a) The Seller agrees to pay on demand all costs and expenses of the Buyer incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith to which the Seller is a party, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Buyer with respect thereto and with respect to advising the Buyer as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith to which the Seller is a party, and all costs and out-of-pocket expenses, if any (including reasonable counsel fees and expenses), incurred by the Buyer in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith to which the Seller is a party.
     (b) The Seller shall pay on demand any and all stamp, sales, excise and other taxes (excluding income and franchise taxes of the Buyer) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any agreement or other document delivered in connection with this Agreement.
     (c) The Seller shall pay on demand all other costs, expenses and taxes (excluding income taxes) (“Other Costs”), including, without limitation, all reasonable costs and expenses incurred by the Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records, the cost of rating Fairway’s commercial paper by independent financial rating agencies, which are incurred as a result of the execution of this Agreement, the amount of any taxes and insurance due and unpaid by an Obligor with respect to any Transferred Loan or Related Property, and any fees and expenses agreed to be borne by the Buyer under Section 7.16(b) of the Loan Funding Agreement.
     Section 10.18 Indemnities by the Seller.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Buyer, the Agent, the Backup Servicer, the Trustee, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party.
     (b) Any amounts subject to the indemnification provisions of this Section 10.18 shall be paid by the Seller to the Indemnified Party within two Business Days following such Person’s demand therefor.
     (c) If for any reason the indemnification provided above in this Section 10.18 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand, but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
     (d) The obligations of the Seller under this Section 10.18 shall survive the removal of the Agent, the Backup Servicer or the Trustee and the termination of this Agreement.
     (e) The parties hereto agree that the provisions of Section 10.18 shall not be interpreted to provide recourse to the Seller against loss by reason of (i) the bankruptcy,

insolvency or lack of creditworthiness of or nonpayment by an Obligor on any Loan, or (ii) the bankruptcy or insolvency of the Buyer or the Buyer’s inability to perform under the Transaction Documents due to the insolvency or lack of creditworthiness of or nonpayment by one or more Obligors on one or more Loans.
     Section 10.19 Recourse Against Certain Parties.
     (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Seller or any incorporator, officer, employee, shareholder or director of the Seller or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Seller or any incorporator, officer, employee, shareholder or director of the Seller or of any such administrator, as such, or any other them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Seller and each incorporator, officer, employee or director of the Seller or of any such administrator, or any of them, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.19(a) shall survive the termination of this Agreement.
     (b) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Buyer or any incorporator, officer, employee, shareholder or director of the Buyer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Buyer or any incorporator, officer, employee, shareholder or director of the Buyer or of any such administrator, as such, or any other them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Buyer and each incorporator, officer, employee or director of the Buyer or of any such administrator, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.19(b) shall survive the termination of this Agreement.
     (c) From and after the Closing Date, the Buyer shall have the right, in its discretion, to direct all Obligors to henceforth direct their payments to the respective Obligor Account.
     Section 10.20 Sharing of Payments on Loans Subject to Retained Interest Provisions.
     (a) With respect to any Loan (including, without limitation, any Revolving Loan) included in the Purchased Assets subject to the Retained Interest provisions of this Agreement, the Buyer will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Principal Collections received by the Servicer on any such Loan will be allocated first to the portion of such Loan owned by the Buyer, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Buyer; provided, however, if a payment with respect to such Loan is delinquent beyond any applicable grace period, then Principal Collections received on the applicable Loan will be allocated between the portion not owned by the Buyer and the portion owned by the Buyer, pro rata based upon the outstanding principal amount of each such portion.
     (b) With respect to any Loan (including, without limitation, any Revolving Loan) included in the Purchased Assets subject to the Retained Interest provisions of this Agreement, Interest Collections received by the Servicer on those Loans will be allocated between the portion owned by the Buyer and the portion not owned by the Buyer on a pro rata basis according to the outstanding principal amount of each such portion.
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     IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

PATRIOT CAPITAL FUNDING LLC I, as the Buyer

By:

Name:
Title:

PATRIOT CAPITAL FUNDING, INC., as the Seller

By:

Name:
Title:
Acknowledged and Agreed to:
HARRIS NESBITT CORP.,
as the Agent

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Trustee

By:

Name:

Title: